Exhibit 99.1
                           LAWTER INTERNATIONAL, INC.
                     990 SKOKIE BLVD. NORTHBROOK, IL  60062
                                  847/498-4700
                                FAX 847/498-0066



                                  NEWS RELEASE
For further information, please contact:              Mr.  John O'Mahoney,
                                                      Chairman/CEO



                      HACH COMPANY AND LAWTER INTERNATIONAL
                             AGREE ON STOCK BUYBACK


        Northbrook, Illinois, June 26, 1997 -- Lawter International, Inc. (NYSE:
LAW) announced today that it has entered into a definitive agreement with Hach Company for the repurchase by Hach of Lawter's entire holdings of Hach Common Stock. The 3,157,220 shares, representing approximately 27.8% of Hach's outstanding Common Stock, will be purchased for $19.00 per share, for a total purchase price of $59,987,180. The net cash received after tax from this transaction is expected to be approximately $39 million. The purchase is expected to be completed by July 8, 1997, subject to certain customary closing conditions.
        John O'Mahoney, Chairman and Chief Executive Officer of Lawter, commented that "We believe this transaction will be beneficial to both parties. The price to be received by Lawter represents a premium over recent prices of Hach stock. Our Board felt that in order to enhance stockholder value, this was the appropriate time to liquidate our investment in Hach, the proceeds of which will be used to further Lawter's long-term plans."
        Lawter is a specialty chemical company, with 20 facilities in 15 countries throughout the world. It is a major manufacturer and distributor of printing ink vehicles, wax compounds and powders, and synthetic and hydrocarbon resins to the graphic arts industry. Lawter also serves the industrial coatings, adhesives and rubber industries.



This press release contains forward-looking statements which are not historical facts. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, certain global and regional economic conditions and factors detailed in the Company's Securities and Exchange Commission filings